FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of August 19, 2008, between Bowne & Co., Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and The Bank of New York Mellon, a New York banking corporation (formerly known as The Bank of New York, a New York banking corporation), as Trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of September 24, 2003 (the “Original Indenture”), providing for the issuance of 5.00% Convertible Subordinated Debentures due October 1, 2033 (the “Securities”);

WHEREAS, the Company desires to supplement the Original Indenture to add certain covenants and other provisions for the benefit of the Holders;

WHEREAS, pursuant to Section 8.1 of the Original Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all things necessary for the execution of this Supplemental Indenture, and to make this Supplemental Indenture a valid supplement to the Original Indenture according to its terms and a valid and binding agreement of the Company, have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Original Indenture.

2. Amendment to Section 2.2 of the Original Indenture. The following amendments shall be made to the form of Security set forth in Section 2.2 of the Original Indenture:

2.1 The first paragraph on the face of the form of Security on page 23 of the Original Indenture shall be amended by replacing the first sentence thereof with the following:

“Bowne & Co., Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to      , or registered assigns, the principal sum of      United States Dollars (U.S. $     ) [if this Security is a Global Security, then insert: (which principal amount may from time to time be increased or decreased to such other principal amounts (which, taken together with the principal amounts of all other Outstanding Securities, shall not exceed $90,000,000) by adjustments made on the records of the Trustee hereinafter referred to in accordance with the Indenture)] on October 1, 2033 and to pay interest thereon, from September 24, 2003, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, semi-annually in arrears on April 1 and October 1 in each year (each, an “Interest Payment Date”), commencing April 1, 2004, at the rate of 5.00% per annum, until October 1, 2008, at the rate of 5.50% per annum from October 1, 2008 until October 1, 2010, and at the rate of 5.00% per annum from October 1, 2010 until the principal hereof is due, and at the rate per annum then in effect on any overdue principal and premium, if any, and, to the extent permitted by law, on any overdue interest and Additional Interest, if any.”

2.2 The fifth paragraph on the reverse of the form of Security on page 25 of the Original Indenture shall be amended by deleting the paragraph in its entirety and replacing it with the following paragraph:

“The Securities are subject to redemption by the Company, in whole or in part, at any time on or after October 1, 2010, upon notice as set forth in Section 11.5 of the Indenture, at a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus all accrued and unpaid interest and Additional Interest, if any, to but excluding the Redemption Date.”

2.3 The seventh paragraph on the reverse of the form of Security on page 26 of the Original Indenture shall be amended by deleting the paragraph in its entirety and replacing it with the following paragraph:

“Subject to the terms and conditions of the Indenture, the Company shall be obligated to purchase, at the option of the Holder, all or any portion of the Securities held by such Holder on October 1, 2008, October 1, 2010, October 1, 2013, October 1, 2018, October 1, 2023, and October 1, 2028, at a repurchase price equal to 100% of the principal amount of the Securities to be repurchased plus accrued and unpaid interest and Additional Interest, if any, to, but not including, such Repurchase Date. The Repurchase Price for repurchases on October 1, 2008 and October 1, 2010 will be paid in cash only. The Repurchase Price for repurchases on October 1, 2013, October 1, 2018, October 1, 2023, or October 1, 2028 may be paid, at the sole option of the Company, in cash or, subject to the satisfaction of certain conditions specified in the Indenture, by the issuance and delivery of shares of Common Stock, or in any combination thereof.”

The amendments to the form of Security made hereby shall not impair the validity of Outstanding Securities the forms of which do not conform to such amendments.

3. Amendment to Section 2.4 of the Original Indenture. The following amendments shall be made to the form of Election of Holder to Require Repurchase set forth in Section 2.4 of the Original Indenture:

3.1 The heading immediately preceding subsection (2)(a) in the form of Election of Holder to Require Repurchase set forth in Section 2.4 of the Original Indenture shall be amended by deleting the heading in its entirety and replacing it with the following: “For Repurchases occurring on October 1, 2008 and October 1, 2010”.

3.2 The heading immediately preceding subsection (2)(b) in the form of Election of Holder to Require Repurchase set forth in Section 2.4 of the Original Indenture shall be amended by deleting the heading in its entirety and replacing it with the following: “For Repurchases occurring on dates other than October 1, 2008 and October 1, 2010”.

4. Amendment to Section 3.1 of the Original Indenture. Section 3.1 of the Original Indenture shall be amended by replacing the second sentence of the second paragraph thereof with the following:

“Their Stated Maturity shall be October 1, 2033 and they shall bear interest on their principal amount from September 24, 2003, payable semi-annually in arrears on April 1 and October 1 in each year, commencing April 1, 2004, at the rate of 5.00% per annum until October 1, 2008, at the rate of 5.50% per annum from October 1, 2008 until October 1, 2010, and at the rate of 5.00% per annum from October 1, 2010 until the principal thereof is due, and at the rate per annum then in effect on any overdue principal and, to the extent permitted by law, on any overdue interest; provided, however, that payments shall only be made on a Business Day as provided in Section 1.12.”

Section 3.1 of the Original Indenture shall also be amended by changing the words “October 1, 2008” to “October 1, 2010” in the fifth paragraph thereof.

5. Amendment to Section 13.1 of the Original Indenture. Section 13.1 of the Original Indenture shall be amended by deleting the section in its entirety and replacing it with the following clause:

“The Securities shall be subject to repurchase by the Company at the option of the Holder on October 1, 2008, October 1, 2010, October 1, 2013, October 1, 2018, October 1, 2023 and October 1, 2028 (each, a “Repurchase Date”), at a repurchase price equal to 100% of the principal amount of the Securities to be repurchased plus accrued and unpaid interest and Additional Interest, if any, to, but not including, such Repurchase Date (the “Repurchase Price”), subject to the satisfaction by or on behalf of the Holder of the requirements set forth in Section 13.3.”

6. Amendment to Section 13.2(5) of the Original Indenture. Section 13.2(5) of the Original Indenture shall be amended by deleting the section in its entirety and replacing it with the following clause:

“if the Repurchase Date is not October 1, 2008 or October 1, 2010, whether the Company elects to pay the Repurchase Price in shares of Common Stock or a combination of cash and shares of Common Stock pursuant to Section 13.4, that the number of shares of Common Stock each Holder will receive will equal the portion of the Repurchase Price to be paid in shares of Common Stock divided by 95% of the average Sale Price of the Common Stock for the five Trading Days immediately preceding and including the third Business Day immediately preceding the Repurchase Date;”

7. Amendment to Section 13.2(6) of the Original Indenture. Section 13.2(6) of the Original Indenture shall be amended by deleting the section in its entirety and replacing it with the following clause:

“if the Repurchase Date is not October 1, 2008 or October 1, 2010, whether the Company elects to pay the Repurchase Price in shares of Common Stock or a combination of cash and shares of Common Stock pursuant to Section 13.4, the method of calculating the Sale Price of the shares of Common Stock;”

8. Amendment to Section 13.4 of the Original Indenture. Section 13.4 of the Original Indenture shall be amended by replacing the first sentence of the first paragraph thereof with the following sentence: “If Securities are to be repurchased on October 1, 2008 or October 1, 2010 pursuant to Section 13.1, the Repurchase Price shall be paid in cash.”

9. THIS INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE SECURITIES OR THE TRANSACTION CONTEMPLATED HEREBY.

10. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

11. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

12. Effectiveness of Supplemental Indenture. This Supplemental Indenture shall be effective upon its signing by the parties hereto.

13. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that may not be so limited, qualified or conflicted with, such provision of such Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of such Act shall be deemed to apply to the Original Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

14. Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

15. Benefits of Supplemental Indenture, etc. Nothing in this Supplemental Indenture, the Original Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under the this Supplemental Indenture, the Original Indenture or the Securities.

16. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

BOWNE & CO., INC.

By:	/s/ John J. Walker

	Name:	John J. Walker

Title: Senior Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Christopher Greene

	Name:	Christopher Greene

Title: Vice President